Exhibit 10.2

LIQUIDATING TRUST AGREEMENT

Dated as of December 21, 2018

by and among

ICON ECI FUND SIXTEEN

individually as Grantor

and

ICON CAPITAL, LLC

as Managing Trustee

and

NRAI SERVICES, LLC

as Resident Trustee

TABLE OF CONTENTS

LIQUIDATING TRUST AGREEMENT		4
RECITALS		4
ARTICLE I: NAME AND DEFINITIONS		5
1.1	Name	5
1.2	Certain Terms Defined	5
ARTICLE II: NATURE OF TRANSFER		8
2.1	Purpose of Trust	8
2.2	Prohibited Activities	8
2.3	No Reversion to the Company	9
2.4	Payment of Liabilities	9
2.5	Bill of Sale, Assignment, Acceptance and Assumption Agreement; Instruments of Further Assurance	9
2.6	Incidents of Ownership	9
2.7	Notice to Unlocated Holders of Shares	9
ARTICLE III: BENEFICIARIES		9
3.1	Beneficial Interests	9
3.2	Rights of Beneficiaries	10
3.3	No Transfer of Interests of Beneficiaries	10
3.4	Managing Trustee as Beneficiary	11
ARTICLE IV: DURATION AND TERMINATION OF TRUST		11
4.1	Duration	11
4.2	Other Obligations of the Managing Trustee upon Termination	11
ARTICLE V: ADMINISTRATION OF TRUST ASSETS		11
5.1	Sale of Trust Assets	11
5.2	Transactions with Related Persons	11
5.3	Payment of Claims, Expenses and Liabilities	12
5.4	Allocation of Profit and Loss Among the Beneficiaries	12
5.5	Interim Distributions	15
5.6	Final Distribution	15
5.7	Reports to Beneficiaries and Others	16
5.8	Tax Returns and Tax Information	16
5.9	Employment of Investment Manager	16
ARTICLE VI: POWERS OF AND LIMITATIONS ON THE MANAGING TRUSTEE		17
6.1	Limitations on the Managing Trustee	17
6.2	Specific Powers of the Managing Trustee	17
ARTICLE VII: RESIDENT TRUSTEE		19
7.1	Generally	19
7.2	Fees and Indemnity	21
7.3	Insurance	21
7.4	Miscellaneous	21
ARTICLE VIII: CONCERNING THE MANAGING TRUSTEE, EMPLOYEES AND AGENTS		22
8.1	Generally	22
8.2	Reliance by Managing Trustee	23
8.3	Limitation on Liability to Third Persons	23
8.4	Recitals	24
8.5	Indemnification	24
8.6	Rights of Managing Trustees, Employees, Independent Contractors and Agents to Own Trust Shares or Other Property and to Engage in Other Business	25

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ARTICLE IX: PROTECTION OF PERSONS DEALING WITH THE MANAGING TRUSTEE		25
9.1	Reliance on Statements by the Managing Trustee	25
ARTICLE X: REIMBURSEMENT TO THE MANAGING TRUSTEE		25
10.1	Expenses	25
ARTICLE XI: THE MANAGING TRUSTEE AND SUCCESSOR MANAGING TRUSTEE		26
11.1	Number and Qualification of Managing Trustees	26
11.2	Resignation and Removal	26
11.3	Appointment of Successor	27
11.4	Acceptance of Appointment by Successor Managing Trustee	27
11.5	Bonds	27
ARTICLE XII: CONCERNING THE BENEFICIARIES		27
12.1	Evidence of Action by Beneficiaries	27
12.2	Limitation on Suits by Beneficiaries	27
12.3	Requirement of Undertaking	27
ARTICLE XIII: MEETING OF BENEFICIARIES		28
13.1	Purpose of Meetings	28
13.2	Meeting Called by Managing Trustee	28
13.3	Meeting Called on Request of Beneficiaries	28
13.4	Persons Entitled to Vote at Meeting of Beneficiaries	28
13.5	Quorum	28
13.6	Adjournment of Meeting	28
13.7	Conduct of Meeting	28
ARTICLE XIV: AMENDMENTS		29
14.1	Consent of Beneficiaries	29
14.2	Effect of Amendment	29
14.3	Managing Trustee’s Declining to Execute Documents	29
ARTICLE XV: MISCELLANEOUS PROVISIONS		29
15.1	Filing Documents	29
15.2	Intention of Parties to Establish Trust	29
15.3	Beneficiaries Have No Rights or Privileges as Holders of Shares	29
15.4	Laws as to Construction	29
15.5	Severability	29
15.6	Notices	30
15.7	Counterparts.	30

EXHIBIT A: Bill of Sale, Assignment, Acceptance and Assumption Agreement.		32

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LIQUIDATING TRUST AGREEMENT

This LIQUIDATING TRUST AGREEMENT (this “Agreement”) is entered into as of December 21, 2018 (the “Effective Date”), by and among ICON ECI Fund Sixteen, a Delaware statutory trust, as Grantor (the “Company”), ICON Capital, LLC, a Delaware limited liability company, as Managing Trustee (the “Managing Trustee”), and NRAI Services, LLC, a Delaware limited liability company, as Resident Trustee (the “Resident Trustee” and, with the Managing Trustee, the “Trustees”).

RECITALS:

WHEREAS, the Company was organized for the objectives and purposes of owning and leasing, and otherwise dealing with equipment and other personal property; and

WHEREAS, ICON MT 16, LLC, a Delaware limited liability company and the managing owner of the Company (the “Managing Owner”), will file a Certificate of Cancellation with the Secretary of State of the State of Delaware pursuant to the terms of the Company’s Fourth Amended and Restated Trust Agreement dated as of May 25, 2017 (the “Company Trust Agreement”); and

WHEREAS, as of the date hereof, substantially all of the assets of the Company have been sold or otherwise disposed of; and

WHEREAS, the Managing Owner believes it to be in the best interest of the Company to complete the liquidation of the Company by transferring all remaining assets of the Company (the “Retained Assets”), including cash reserves set aside for the contingent and existing obligations of the Company (the “Company Cash Reserves”), to a liquidating trust (the “Liquidating Trust” or the “Trust”) with ICON Capital, LLC, the Company’s investment manager (the “Investment Manager”), serving as its initial Managing Trustee, including cash reserves set aside for the contingent and existing obligations of the Liquidating Trust (the “Liquidating Trust Cash Reserves,” and together with the Company Cash Reserves, the “Cash Reserves”); and

WHEREAS, the Managing Trustee shall administer the Liquidating Trust pursuant to the terms of this Agreement and, upon satisfaction of all liabilities and obligations of the Company and the Liquidating Trust, the Managing Trustee shall distribute the residue of the proceeds of the liquidation of the assets of the Company in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to grant, release, assign, convey and deliver unto the Managing Trustee for the benefit of the Beneficiaries (as hereinafter defined), all of the right, title and interest of the Company in and to the Retained Assets and Company Cash Reserves for the uses and purposes stated herein on the Effective Date, subject to the terms and provisions set out below, and the Managing Trustee hereby agrees to accept such Retained Assets and Company Cash Reserves and such Trust, subject to the following terms and provisions:

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ARTICLE I
NAME AND DEFINITIONS

1.1 Name. This Trust shall be known as the ICON ECI Fund Sixteen Liquidating Trust.

1.2 Certain Terms Defined. For all purposes of this instrument, unless the context otherwise requires:

(a) “Adjusted Beneficial Interest Deficit” shall mean with respect to any Beneficial Interests as of the end of any taxable year, the amount by which the balance in such Beneficial Interests is less than zero. For this purpose, a Beneficiary’s Beneficial Interests balance shall be (a) reduced for any items described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4),(5), and (6), (b) increased for any amount such Beneficiary is unconditionally obligated to contribute to the Trust no later than the end of the taxable year in which his or her Trust Shares, or the Managing Owner’s Trust Shares, are liquidated (as defined in Treas. Reg. Section 1.704-1(b)(2)(ii)(g)) or, if later, within 90 days after such liquidation, and (c) increased for any amount such Beneficiary is treated as being obligated to contribute to the Trust pursuant to the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).

(b) “AFFILIATE” shall mean, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any officer, director or partner of such Person, (c) any other Person owning or controlling 10% or more of the outstanding voting securities of such Person and (d) if such Person is an officer, director or partner, any other person for which such Person acts in such capacity.

(c) “AGREEMENT” shall mean this instrument as originally executed or as it may from time to time be amended pursuant to the terms hereof.

(d) “BENEFICIAL INTEREST” shall mean each Beneficiary’s Unreturned Capital (as defined in this Section 1.2) (i) increased by any allocations of Profits; (ii) decreased by any allocations of Losses pursuant to Section 5.4 hereof; and (iii) decreased by any distributions received by each Beneficiary after the Effective Date.

(e) “BENEFICIARIES” shall mean the holders of Trust Shares from time to time on or after the Record Date, including the Initial Beneficiaries and the Subsequent Beneficiaries.

(f) “Beneficiary Nonrecourse Deductions” shall have the same meaning as the term “partner nonrecourse deductions” in Treas. Reg. Sections 1.704-2(i)(1) and 1.704-2(i)(2).

(g) “Beneficiary Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Beneficiary Nonrecourse Debt (defined as “partner nonrecourse debt” in Treas. Reg. Section 1.704-2(b)(4)), equal to the Trust Minimum Gain that would result if such Beneficiary Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treas. Reg. Section 1.704-2(i)(3).

(h) “FISCAL YEAR” shall be the period commencing on January 1st and ending on December 31st of each year.

(i) “GRANTOR” shall mean the Company.

(j) “GROSS ASSET VALUE” shall mean, with respect to any Trust Asset, such Trust Asset’s adjusted tax basis, except that:

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(i) the initial Gross Asset Value of any Trust Asset contributed by a Beneficiary to the Liquidating Trust shall be the fair market value of such Trust Asset on the date of contribution;

(ii) the Gross Asset Values of all Trust Assets shall be adjusted to equal their respective gross fair market values at such times as the Beneficiaries’ Beneficial Interests are adjusted pursuant to Section 5.4(h) hereof;

(iii) the Gross Asset Value of any Trust Asset distributed to any Beneficiary shall be the gross fair market value of such Trust Asset on the date of distribution;

(iv) to the extent not otherwise reflected in the Beneficiaries’ Beneficial Interests, the Gross Asset Values of Trust Assets shall be increased (or decreased) to appropriately reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Beneficial Interests pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that an adjustment pursuant to paragraph (ii) above is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv); and

(v) if on the date of contribution of any Trust Asset or a revaluation of a Trust Asset in accordance with (ii) – (iv) above, the adjusted tax basis of such asset differs from its fair market value, the Gross Asset Value of such asset shall thereafter be adjusted by reference to the depreciation method described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g)(3).

(k) “GROSS INCOME” shall mean the Liquidating Trust’s gross income for federal income tax purposes.

(l) “INITIAL BENEFICIARIES” shall mean the initial holders of Trust Shares.

(m) “INVESTMENT MANAGER” shall mean such Person or Persons who have been employed by, or who have contracted with, the Managing Trustee to assist in the management of the Trust, and for the avoidance of doubt, the Investment Manager may be the Investment Manager or any Affiliate of the Investment Manager.

(n) “LIQUIDATING TRUST” shall mean the liquidating trust maintained by the Managing Trustee holding the Trust Assets of the Company, identified as the “ICON ECI Fund Sixteen Liquidating Trust”; also referred to herein as the “Trust.”

(o) “Partially Adjusted Beneficial Interest” shall mean, with respect to any Beneficiary (including the Managing Owner with respect to that portion of its Beneficial Interest and the adjustments described below attributable to any Trust Shares it owns) for any fiscal period, the Beneficial Interest of such Beneficiary as of the beginning of such Period, adjusted by all special allocations pursuant to Section 5.4(e) with respect to such Period, increased by the sum of (i) the Beneficiary’s share of Trust Minimum Gain (as determined pursuant to Treas. Reg. Section 1.704-2(g) and defined in the Company Trust Agreement), (ii) the Beneficiary’s share of Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treas. Reg. Section 1.704-2(i) and defined in the Company Trust Agreement), and (iii) the amount, if any, which such Beneficiary is obligated to contribute to the capital of the Liquidating Trust pursuant to this Agreement (but only to the extent that such capital contribution obligation has not been taken into account in determining such Beneficiary’s share of Member Nonrecourse Debt Minimum Gain).

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(p) “PERSON” shall mean any natural person, partnership, trust, corporation, association or other legal entity, including, but not limited to, the Investment Manager and any Affiliate of the Investment Manager.

(q) “PROFITS OR LOSSES” shall mean, for any Fiscal Year, the Liquidating Trust’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) any income of the Liquidating Trust that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be applied to increase such taxable income or reduce such loss;

(ii) any expenditure of the Liquidating Trust described in Code Section 705(a)(2)(B), or treated as such pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses shall be applied to reduce such taxable income or increase such loss;

(iii) gain or loss resulting from a taxable disposition of any asset of the Liquidating Trust shall be computed by reference to the Gross Asset Value of such asset and the special depreciation calculations described in Treas. Reg. Section 1.704 -1(b)(2)(iv)(g), notwithstanding that the adjusted tax basis of such asset may differ from its Gross Asset Value;

(iv) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss for such Fiscal Year, there shall be taken into account depreciation, amortization, or other cost recovery determined pursuant to the method described in Treas. Reg. Section 1.704 -1(b)(2)(iv)(g)(3); and

(v) any items which are specifically allocated pursuant to Section 5.4(e) shall not be taken into account in computing Profits or Losses.

(r) “RECORD DATE” shall mean the date selected by the Grantor for determination of the holders of Shares entitled to become Beneficiaries.

(s) “SHARES” shall mean the Class A and Class I shares of the Company held by the Class A and Class I shareholders, respectively, as of the Record Date.

(t) “SUBSEQUENT BENEFICIARIES” shall mean Beneficiaries as reflected on the books and records of the Trust from time to time after the Effective Date, other than the Initial Beneficiaries.

(u) “TRUST” shall mean a Delaware Statutory Trust pursuant to Chapter 38 of Title 12 of the Delaware Code and created by the filing of a Certificate of Trust with the Secretary of State of the State of Delaware.

(v) “TRUST ASSETS” shall mean all the property held from time to time by the Managing Trustee under this Agreement, which initially shall consist of the Retained Assets of the Company granted, assigned and conveyed to the Managing Trustee by the Company, the Cash Reserves, and, in addition, shall thereafter include all proceeds and other receipts of, from, or attributable to any assets, causes of actions or claims held by the Trust.

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(w) “Trust Minimum Gain” shall have the same meaning as the term “partnership minimum gain” in Treas. Reg. Sections 1.704-2(b)(2) and (d).

(x) “Trust Nonrecourse Deductions” shall have the same meaning as the term “nonrecourse deductions” in Treas. Reg. Sections 1.704-2(b)(1) and 1.704-2(c).

(y) “TRUST SHARES” shall mean those Class A and Class I shares into which the Beneficial Interests in the Trust Assets are divided, as evidenced on the books and records of the Trust.

(z) “TRUSTEE(S)” shall mean the original Trustee(s) under this Agreement and their successor(s) and assignee(s), if any.

(aa) “UNRETURNED CAPITAL” shall mean the Gross Asset Value of property contributed by each Beneficiary determined by reference to the ending balance in his/her/its capital account of the Company on the Effective Date.

ARTICLE II
NATURE OF TRANSFER

2.1 Purpose of the Trust.

(a) It is expected that the Company shall dissolve and liquidate prior to fully winding up its affairs, including, but not limited to, the sale of its remaining assets, the collection of any receivables and the payment of any unsatisfied debts, claims, liabilities, commitments, suits and other obligations, whether contingent or fixed or otherwise (the “Liabilities”), except for such liabilities and obligations for which the Company has previously established reserves by the retention of the Company Cash Reserves as described in the recitals hereto. The Trust hereby is organized for the sole purpose of winding up the affairs of the Company as promptly as reasonably possible and with no objective to continue or engage in the conduct of a trade or business.

(b) The Company Cash Reserves and Retained Assets to be granted, assigned and conveyed to the Managing Trustee as of the Effective Date will be held in the Trust, and the Managing Trustee will: (i) further liquidate the Trust Assets as it deems necessary to carry out the purpose of the Trust and facilitate distribution of the Trust Assets; (ii) protect, conserve and manage the Trust Assets in accordance with the terms and conditions hereof; and (iii) distribute the Trust Assets in accordance with the terms and conditions hereof.

(c) It is intended that for federal, state and local income tax purposes the Trust shall continue to be treated as a partnership as a continuation of the Company under Treasury Regulation Section 1.708-1(a) (and any analogous provision of state or local law) and will continue to file a Form 1065 U.S. Return of Partnership Income. The Managing Trustee shall file all tax returns required to be filed with any governmental agency consistent with this position, including, but not limited to, any returns required of partnerships pursuant to Treasury Regulation Section 1.701-1.

2.2 Prohibited Activities. The Trust shall not continue or engage in the conduct of any trade or business, and the Managing Trustee is expressly prohibited from continuing or engaging, and shall have no power or authority to continue or engage in the conduct of any trade or business on behalf of the Trust or the Beneficiaries, and all of the terms and conditions hereof shall be construed accordingly.

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2.3 No Reversion to the Company. In no event shall any part of the Trust Assets revert to or be distributed to the Company.

2.4 Payment of Liabilities. The Trust hereby agrees to assume all Liabilities of the Company on the Effective Date. Should any Liability be asserted against the Trust as the transferee of the Trust Assets or as a result of the assumption of the Liabilities, the Managing Trustee may use such part of the Trust Assets as may be necessary in contesting any such Liability or in payment thereof. In no event shall the Managing Trustee, Beneficiaries or employees or agents of the Trust be personally liable, nor shall any personal property of such Persons or any other Trust Assets be subject to attachment, in the event the Trust Assets are not sufficient to satisfy the Liabilities asserted against or payable out of the Company’s available Trust Assets in the Trust.

2.5 Bill of Sale, Assignment, Acceptance and Assumption Agreement; Instruments of Further Assurance. On the Effective Date, the Company and the Trust shall execute a Bill of Sale, Assignment, Acceptance and Assumption Agreement conveying the Retained Assets, Company Cash Reserves and Liabilities to the Trust, a copy of which is attached as Exhibit A hereto. After the dissolution of the Company, such Persons who shall have the right and power to so act, will, upon reasonable request of the Managing Trustee, execute, acknowledge, and deliver such further instruments and do such further acts as may be necessary or proper to carry out effectively the purposes of this Agreement, to confirm or effectuate the transfer to the Managing Trustee of any property intended to be covered hereby, and to vest in the Managing Trustee, its successors and assigns, the estate, powers, instruments or funds in trust hereunder.

2.6 Incidents of Ownership. The holders of Shares as of the Record Date shall be the Initial Beneficiaries of the Trust as holders of Trust Shares in the Trust, and the Managing Trustee shall retain only such incidents of legal ownership as are necessary to undertake the actions and transactions authorized herein.

2.7 Notice to Unlocated Holders of Shares. If the Trust holds Trust Assets for the benefit of unlocated holders of any Shares, due notice shall be given to such unlocated holders of Shares in accordance with Delaware law.

ARTICLE III
BENEFICIARIES

3.1 Beneficial Interests.

(a) The Managing Trustee shall maintain each Beneficiary’s Beneficial Interest in accordance with Section 1.2(d) hereof.

(b) In the case of the Share holders, book-entry or other records or any other evidence of ownership satisfactory to the Managing Trustee will be deemed to evidence the Beneficial Interest in the Trust of each such Beneficiary.

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(c) If any conflicting claims or demands are made or asserted with respect to the ownership of any Trust Shares, or if there should be any disagreement between the transferees, assignees, heirs, representatives or legatees succeeding to all or part of the interest of any Beneficiary resulting in adverse claims or demands being made in connection with such Trust Shares, then, in any of such events, the Managing Trustee shall be entitled, at its sole election, to refuse to comply with any such conflicting claims or demands. In so refusing, the Managing Trustee may elect to make no payment or distribution with respect to such Trust Shares, or to make such payment to a court of competent jurisdiction or an escrow agent, and in so doing the Managing Trustee shall not be or become liable to any of such parties for their failure or refusal to comply with any of such conflicting claims or demands, nor shall the Managing Trustee be liable for interest on any funds which it may so withhold. The Managing Trustee shall be entitled to refrain and refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final non-appealable judgment of a court of competent jurisdiction, (ii) all differences have been adjusted by valid written agreement between all of such parties, and the Managing Trustee shall have been furnished with an executed counterpart of such agreement, or (iii) there is furnished to the Managing Trustee a surety bond or other security satisfactory to the Managing Trustee, as it shall deem appropriate, to fully indemnify it as between all conflicting claims or demands.

(d) If a Trust Share is transferred in accordance with this Agreement, the Beneficial Interests of the transferor with respect to such Trust Share shall carry over to the transferee in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(l).

(e) Upon the occurrence of the events specified in Treas. Reg. Section 1.704-1(b)(2)(iv)(f), the Beneficiaries’ Beneficial Interests shall be adjusted and thereafter maintained to reflect the revaluation of Trust assets on the books of the Trust in accordance with such Treasury Regulation and Treas. Reg. Sections 1.704-1(b)(2)(iv)(f) through (h); provided, however, that, other than upon liquidation of the Trust within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(g), such an adjustment shall be made only if the Managing Trustee determines in its sole discretion that such an adjustment is necessary to reflect the relative economic interests of the Beneficiaries in the Trust.

3.2 Rights of Beneficiaries. Each Beneficiary shall be entitled to participate in the rights and benefits due to a Beneficiary hereunder according to his Beneficial Interest. Each Beneficiary shall take and hold the same subject to all the terms and provisions of this Agreement. The interest of the Beneficiary hereby is declared and shall be in all respects personal property and upon the death of an individual Beneficiary, his Beneficial Interest shall pass as personal property to his legal representative and such death shall in no way terminate or affect the validity of this Agreement, provided that the Managing Trustee shall not be required to evidence a book entry transfer of a deceased Beneficiary’s Beneficial Interest to his legal representative until the Managing Trustee shall have received Letters Testamentary or Letters of Administration and written notice of the death of the deceased Beneficiary. A Beneficiary shall have no title or right to, or possession, management or control of, the Trust Assets except as herein expressly provided. No widower, widow, heir, or devisee of any Person who may be a Beneficiary shall have any right of dower, homestead, or inheritance, or of partition, or of any other right, statutory or otherwise, in any property forming a part of Trust Assets but the whole title to the Trust Assets shall be vested in the Managing Trustee and the sole interest of the applicable Beneficiaries shall be the rights and benefits given to such Persons under this Agreement.

3.3 No Transfer of Interests of Beneficiaries. No Beneficial Interest may be transferred by any Beneficiary in person or by a duly authorized agent or attorney, or by the properly appointed legal representatives of the Beneficiary. No Beneficiary has authority or power to sell, assign, transfer, encumber, or in any other manner dispose of his Beneficial Interest; provided, however, that the Beneficial Interest shall be assignable or transferable by will, intestate succession, or operation of law and, further provided, that the executor or administrator of the estate of a Beneficiary may mortgage, pledge, grant a security interest in, hypothecate or otherwise encumber, the Beneficial Interest held by the estate of such Beneficiary if necessary in order to borrow money to pay estate, succession or inheritance taxes or the expenses of administering the estate of the Beneficiary, upon written notice to and upon written consent of the Managing Trustee, which consent may be withheld in the Managing Trustee’s sole discretion.

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Except as may be otherwise required by law, the Beneficial Interests of the Beneficiaries hereunder shall not be subject to attachment, execution, sequestration or any order of a court, nor shall such Beneficial Interests be subject to the contracts, debts, obligations, engagements or liabilities of any Beneficiary, but the Beneficial Interest of a Beneficiary shall be paid by the Managing Trustee to the Beneficiary free and clear of all assignments, attachments, anticipations, levies, executions, decrees and sequestrations and shall become the property of the Beneficiary only when actually received by such Beneficiary.

3.4 Managing Trustee as Beneficiary. The Managing Trustee, either individually or in a representative or fiduciary capacity, may be a Beneficiary to the same extent as if it were not a Managing Trustee hereunder and shall have all the rights of a Beneficiary, including, without limitation, the right to vote and to receive distributions, to the same extent as if it were not the Managing Trustee hereunder.

ARTICLE IV
DURATION AND TERMINATION OF TRUST

4.1 Duration. The existence of this Trust shall terminate upon the earliest of (i) a termination required by the applicable laws of the State of Delaware, (ii) the termination due to the distribution of all Trust Assets as provided in Section 5.6, or (iii) December 23, 2021; provided, however, that the Managing Trustee, in its discretion, may extend the existence of this Trust to such later date as it may designate, if it determines that an extension is reasonably necessary to wind up the affairs of this Trust.

4.2 Other Obligations of the Managing Trustee upon Termination. Upon distribution of all the Trust Assets, the Managing Trustee shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, known to the Trust, but for which the identity of the claimant is unknown and not known to the Trust, but based on the facts known to the Trust, are likely to arise or to become known to the Trust within 10 years after the date of dissolution. Except as otherwise specifically provided herein, upon the distribution of all Trust Assets in the Trust, the Managing Trustee shall have no further duties or obligations hereunder.

ARTICLE V
ADMINISTRATION OF TRUST ASSETS

5.1 Sale of Trust Assets. The Managing Trustee is hereby authorized and directed, at such times as it may deem appropriate, to transfer, assign, or otherwise dispose of all or any part of the Trust Assets as it deems appropriate at public auction or at private sale for cash, securities or other property, or upon credit (either secured or unsecured as the Managing Trustee shall determine, in its sole discretion).

5.2 Transactions with Related Persons. Notwithstanding any other provisions of this Agreement, the Managing Trustee shall not knowingly, directly or indirectly, sell or otherwise transfer all or any part of any Trust Assets to, or contract with, (i) itself or any other Trustee or an employee or agent (acting in its or their individual capacities) of this Trust, or (ii) any Person of which any Trustee, employee or agent of this Trust is an Affiliate.

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5.3 Payment of Claims, Expenses and Liabilities. Provided the Managing Trustee has been advised in writing with respect to such claims, expenses, charges, liabilities and obligations, the Managing Trustee shall pay from the Trust Assets all claims, expenses, charges, liabilities, and obligations of the Trust Assets and all Liabilities relating to the Trust Assets and obligations which the Managing Trustee specifically assumes and agrees to pay pursuant to this Agreement and such transferee liabilities which the Managing Trustee may be obligated to pay as transferee of the Trust Assets, including, without limitation, interest, penalties, taxes, assessments, and public charges of every kind and nature and the costs, charges, and expenses connected with or growing out of the execution or administration of this Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Assets by the Managing Trustee.

5.4 Allocation of Profit and Loss Among the Beneficiaries.

(a) The Profits and Losses of the Trust shall be determined for each Fiscal Year or fiscal period.

(b) Except as otherwise provided in this Agreement, the Managing Trustee shall allocate Profits and Losses and items thereof for any Fiscal Year or fiscal period to the Beneficiaries (including the Managing Owner with respect to any Trust Shares it owns), in each case, among the Beneficiaries in proportion to the number of Trust Shares held by each Beneficiary relating to the Trust.

(c) Profits for any fiscal period shall be allocated as follows:

(i) first, the greater of (A) 1% or (B) the excess of the distributions made to the Managing Owner other than with respect to any Trust Shares it owns (but only to the extent that such distributions have neither (I) been treated under the Treasury Regulations as attributable to the distribution of the proceeds of non-recourse liabilities nor (II) been matched, as determined by the Managing Trustee, with an allocation of Gross Income pursuant to Section 5.4(e)(v) hereof) over the cumulative amount of income previously allocated to the Managing Owner pursuant to this Section 5.4(c)(i) (and not offset by Losses allocated pursuant to Section 5.4(d)(ii)) to the Managing Owner and the balance to the Beneficiaries (including the Managing Owner with respect to any Trust Shares it owns) until such Beneficiaries have been allocated in the aggregate an amount equal to the excess of the unpaid target distribution over the sum of their Partially Adjusted Beneficial Interests; and

(ii) thereafter, 10% to the Managing Owner and 90% to the Beneficiaries (including the Managing Owner with respect to any Trust Shares it owns).

(d) Losses for any fiscal period shall be allocated as follows:

(i) first, 10% to the Managing Owner and 90% to the Beneficiaries (including the Managing Owner with respect to any Trust Shares it owns) until the cumulative amount of Losses allocated pursuant to this Section 5.4(d)(i) to those who are then Beneficiaries equals the cumulative Profits previously allocated to such Beneficiaries (or their predecessors in interest) pursuant to Section 5.4(c)(ii); and

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(ii) thereafter, 1% to the Managing Owner and 99% to the Beneficiaries (including the Managing Owner with respect to any Trust Shares it owns); provided, however, that if and to the extent that an allocation of Losses to any Beneficiary (other than the Managing Owner) pursuant to this Section 5.4(d)(ii) or Section 5.4(e) would result in any such Beneficiary having an Adjusted Beneficial Interest Deficit, such Losses shall be allocated to all other Beneficiaries in accordance with this Section 5.4(d) and, when no Beneficiary (other than the Managing Owner) can be allocated any such Losses without violating the limitation contained in this proviso, such remaining Losses shall be allocated to the Managing Owner.

(e) Special Allocations. The following special allocations shall, except as otherwise provided, be made prior to allocations in Section 5.4(a)-(d) in the following order:

(i) Minimum Gain Charge-Back.  Notwithstanding any other provision of this Section 5, if there is a net decrease in Trust Minimum Gain or in any Beneficiary Nonrecourse Debt Minimum Gain during any fiscal period, prior to any other allocation pursuant this Section 5, each Beneficiary shall be specifically allocated items of Trust income and gain for such fiscal period (and, if necessary, subsequent fiscal periods) in an amount and manner required by Treas. Reg. Sections 1.704-2(f) and 1.704-2(i)(4) or any successor provisions. The items to be so allocated shall be determined in accordance with Treas. Reg. Section 1.704-2(j)(2) or any successor provision.

(ii) Trust Nonrecourse Deductions.  Trust Nonrecourse Deductions for any fiscal period shall be allocated 1% to the Managing Owner and 99% to the other Beneficiaries, including the Managing Owner with respect to any Trust Shares it owns.

(iii) Beneficiary Nonrecourse Deductions.  Beneficiary Nonrecourse Deductions for any fiscal period shall be allocated to the Beneficiary who made or guaranteed or is otherwise liable with respect to the loan to which such Beneficiary Nonrecourse Deductions are attributable in accordance with principles of Treas. Reg. Section 1.704-2(i) or any successor provision.

(iv) Qualified Income Offset.  If in any fiscal period, any Beneficiary has an Adjusted Beneficial Interest Deficit, whether resulting from an unexpected adjustment, allocation or distribution described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) or otherwise, such Beneficiary shall be allocated items of Trust income and gain (consisting of a pro rata portion of each item of Trust income, including Gross Income, and gain for such fiscal period) sufficient to eliminate such Adjusted Beneficial Interest Deficit as quickly as possible, to the extent required by such Treasury Regulation. It is the intention of the parties that this allocation provision constitute a “qualified income offset” within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(d), provided that an allocation shall be made pursuant to this Section 5.4(e)(iv) only if and to the extent that the Beneficiary would have an Adjusted Beneficial Interest Deficit after all other allocations provided for in this Article 5 had tentatively been made as if this Section 5.4(e)(iv) were not part of this Agreement.

(v) Special Allocations of Gross Income.  There shall be a special allocation of Gross Income to the Beneficiaries (including the Managing Owner regardless of its Trust Shares) in proportion to, and to the extent of, the deficit balances, if any, in their respective Beneficial Interests in excess of the amounts that such Beneficiaries are obligated to restore and are deemed obligated to restore pursuant to the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(i) and 1.704-2(i)(5), provided that an allocation pursuant to this Section 5.4(e)(v) shall be made only if and to the extent that such Beneficiary would have a deficit Beneficial Interest in excess of such sum after all other allocations pursuant to this Article 5 have been made as if this Section 5.4(e)(v) and Section 5.4(e)(iv) were not part of this Agreement.

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(vi) Curative Allocations.  The special allocations provided for in the proviso of Section 5.4(d) and in Sections 5.4(e)(i)-(v) are intended to comply with certain requirements of Treas. Reg. Sections 1.704-1 and 1.704-2. To the extent that any of such special allocations shall have been made, subsequent allocations of income, gains, losses and deductions and items thereof (curative allocations) shall be made as soon as possible and in a manner so as to cause, to the extent possible without violating the requirements of Treas. Reg. Sections 1.704-1 and 1.704-2, the Beneficiaries’ Beneficial Interest balances to be as nearly as possible in the same proportions in which they would have been had such special allocations not occurred. In making such curative allocations, due regard shall be given to the character of the Profits and Losses and items thereof that were originally allocated pursuant to the provision of Sections 5.4(d) and Sections 5.4(e)(i)-(v) in order to put the Beneficiaries as nearly as possible in the positions in which they would have been had such special allocations not occurred.

If the Managing Trustee determines, after consultation with counsel, that the allocation of any item of Trust income, gain, loss or deduction is not specified in this Section 5 (an “unallocated item”), or that the allocation of any item of Trust income, gain, loss or deduction hereunder is clearly inconsistent with the Beneficiaries’ economic interests in the Trust determined by reference to this Agreement, the general principles of Treas. Reg. Section 1.704-1(b) and the factors set forth in Treas. Reg. Section 1.704-1(b)(3)(ii)(a) “misallocated item”), then the Managing Trustee may allocate such unallocated items and reallocate such misallocated items, to reflect such economic interests.

(vii) Special Allocation of State, Local and Foreign Taxes.  Any state, local or foreign taxes imposed on the Trust by reason of a Beneficiary being a citizen, resident or national of such state, locality or foreign jurisdiction, including any item(s) of taxable income or tax loss resulting therefrom, shall be specially allocated to such Beneficiary.

(viii) Transactions with the Trust.  If, and to the extent that, any Beneficiary is deemed to recognize any item of income, gain, loss, deduction or credit as a result of any transaction between such Beneficiary and the Trust pursuant to Code Sections 482, 483, 1272-1274, 7872 or any similar provision now or hereafter in effect, any corresponding Profits or Losses or items thereof shall be allocated to the Beneficiary who was charged with such item.

(ix) Notwithstanding Section 5.4(b) above, Profits and Losses allocated to the Beneficiaries (as distinct from Profits and Losses allocated to the Managing Owner) pursuant to this Agreement shall first be allocated among the Beneficiaries so as to equalize, as soon as practicable, the ratio for each Beneficiary of such Beneficiary’s Beneficial Interest increased by the amounts for such Beneficiary described in clauses (i), (ii) and (iii) of the definition of Partially Adjusted Beneficial Interest to the number of Trust Shares held by such Beneficiary, and thereafter in proportion to their respective number of Trust Shares. If there are not sufficient Profits or Losses so allocated to the Beneficiaries for such Fiscal Year to bring such ratios into equality, such Profits and Losses shall be allocated among the Beneficiaries in the same proportions as would have been the case had the minimum amount of Profits or Losses, as the case may be, necessary to produce such equality been available for allocation. For purposes of applying this provision to the Managing Owner with respect to any Trust Shares it owns, the principles set forth in the definition of Partially Adjusted Beneficial Interest for determining such account for the Managing Owner with respect to its Trust Shares shall be applied.

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(f) Tax Allocations; Code Section 704(c); Revaluations.

(i) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction, and items thereof, with respect to any property contributed to the capital of the Trust shall, solely for tax purposes, be allocated among the Beneficiaries so as to take account of any variation between the adjusted basis of such property to the Trust for federal income tax purposes and its initial Gross Asset Value.

(ii) In the event the Gross Asset Value of any Trust asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value herein, subsequent allocations of income, gain, loss and deduction, and items thereof, with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in a manner consistent with the requirements of Treas. Reg. Section 1.704-3(a)(6).

(iii) Any elections or other decisions relating to the allocations required by clauses (i) and (ii) of this Section 5.4(f) shall be made in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this clause (iii) of this Section 5.4(f) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Beneficiary’s Beneficial Interests or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

5.5 Interim Distributions. Except to the extent otherwise provided herein, at such times as may be determined by it in its sole discretion, but no less frequently than annually, the Managing Trustee shall distribute, or cause to be distributed, to the Beneficiaries such cash or other property comprising a portion of the Trust Assets as the Managing Trustee may, in its sole discretion, determine may be distributed without detriment to the conservation and protection of the Trust Assets in the Trust. Distributions shall be calculated based on relative Unreturned Capital (as defined in Section 1.2(aa)). If the Managing Trustee determines at any time that the sum of distributions made to any such Beneficiary during or with respect to a Fiscal Year does not (or will not) properly reflect such Beneficiary’s share of the total distributions made or to be made by the Liquidating Trust for such Fiscal Year, the Managing Trustee shall, as soon as practicable, make a supplemental distribution to such Beneficiary, or withhold from a subsequent distribution that otherwise would be payable to such Beneficiary, such amount as shall cause the total distributions to such Beneficiary for such Fiscal Year to be the proper amount.

5.6 Final Distribution. If the Managing Trustee determines that the Liabilities and all other claims, expenses, charges, liabilities and obligations of the Trust have been paid or discharged, or if the existence of the Trust shall terminate pursuant to Section 4.1 hereof and not have been extended pursuant to such Section 4.1, the Managing Trustee shall, consistent with the conservation and protection of the Trust Assets, expeditiously distribute the Trust Assets to the Beneficiaries in proportion to, and to the extent of, the positive balances of their Beneficial Interests. The Managing Trustee shall hold in the Trust and thereafter make disposition of all liquidating distributions and other payments due any Beneficiaries who have not been located subject to applicable state laws regarding escheat and abandoned property. It is understood that the Managing Trustee and the Beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by the parties hereto to identify (i) the Beneficiary, (ii) the Beneficiary’s bank, or (iii) an intermediary bank. The Managing Trustee may apply any of the Trust Assets for any payment order it executes using any such identifying number, even where its use may result in a person other than the Beneficiary being paid, or the transfer of funds to a bank other than the Beneficiary’s bank, or an intermediary bank designated.

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5.7 Reports to Beneficiaries and Others. As soon as practicable after the end of each taxable year of the Trust, the Managing Trustee shall file an annual report under cover of Form 10-K with the U.S. Securities and Exchange Commission (the “Commission”) showing the assets and liabilities of the Trust at the end of each calendar year and the receipts and disbursements of the Managing Trustee with respect to the Trust for such period covered by the report. The annual report will also describe the changes in the assets of the Trust and the actions taken by the Managing Trustee during such period covered by the report. The Managing Trustee will also file periodic reports under cover of Form 8-K with the Commission whenever an event occurs for which a Form 8-K would have been required to be filed for the Trust or whenever, in the opinion of the Managing Trustee, any other material event relating to the Trust or its assets has occurred. The taxable year of the Trust shall end on December 31 of each year unless the Managing Trustee deems it advisable to establish some other date as the date on which the taxable year of the Trust shall end.

5.8 Tax Returns and Tax Information. The Managing Trustee shall: (a) prepare or cause its accountants to prepare, in accordance with applicable laws and regulations, the tax returns (federal, state, local and foreign, if any) of the Trust for each Fiscal Year not later than 75 days after the end of such Fiscal Year; and (b) deliver to each Beneficiary by March 15 following each Fiscal Year a Form K-1 or other statement setting forth such Beneficiary’s share of the Trust’s income, gains, losses, deductions, and items thereof, and credits if any, for such Fiscal Year.

5.9 Employment of Investment Manager.

(a) The Managing Trustee shall be responsible for the general policies of the Trust and for the general supervision of the activities of the Trust conducted by all agents, employees, advisors or managers of the Trust, including the Investment Manager. However, the Managing Trustee is not and shall not be required personally to conduct the activities of the Trust, and consistent with its ultimate responsibility as stated above, the Managing Trustee shall have the power to appoint, employ or contract with any Person or Persons as the Managing Trustee may deem necessary or proper for the transaction of the activities of the Trust, including the Investment Manager. The Managing Trustee may grant or delegate such authority to the Investment Manager as the Managing Trustee may in its sole discretion deem necessary or desirable to carry out the purpose of the Trust without regard to whether such authority is normally granted or delegated by trustees.

The Managing Trustee shall have the power to determine the terms and compensation of the Investment Manager or any other Person whom it may employ or with whom it may contract. The Managing Trustee may exercise broad discretion in allowing the Investment Manager to administer and regulate the operations of the Trust, to act as agent for the Trust, to execute documents on behalf of the Managing Trustee, and to make executive decisions which conform to general policies and general principles previously established by the Managing Trustee.

(b) The Investment Manager or other Persons shall not be required to administer the Trust as its sole and exclusive function and may have other business interests and may engage in other activities similar or in addition to those relating to the Trust, including the rendering of advice or services of any kind to investors or any other Persons and the management of other investments.

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ARTICLE VI
POWERS OF AND LIMITATIONS ON THE MANAGING TRUSTEE

6.1 Limitations on the Managing Trustee. Except as contemplated by this Agreement, the Managing Trustee shall not at any time, on behalf of the Trust or the Beneficiaries, enter into or engage in any trade or business, and no part of any Trust Assets shall be used or disposed of by the Managing Trustee in furtherance of any trade or business. Except as the Managing Trustee reasonably believes is consistent with and in furtherance of its obligations under this Agreement, the Managing Trustee shall be restricted to the holding, collection and sale of the Trust Assets and the payment and distribution thereof for the purposes set forth in this Agreement and to the conservation and protection of the Trust Assets and the administration thereof in accordance with the provisions of this Agreement. In no event shall the Managing Trustee receive any property, make any distribution, satisfy or discharge any claims, expenses, charges, liabilities and obligations or otherwise take any action which is inconsistent with a complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, and rulings, decisions and determinations of the Internal Revenue Service and courts of competent jurisdiction, or take any action which would jeopardize the status of the Trust as a “liquidating trust” for federal income tax purposes within the meaning of Treasury Regulation Section 301.7701-4(d). This limitation shall apply regardless of whether the conduct of any such trade or business is deemed by the Managing Trustee to be necessary or proper for the conservation and protection of the Trust Assets. The Managing Trustee shall not invest any of the cash held as Trust Assets, except that the Managing Trustee may invest in (i) direct obligations of the United States of America or obligations of any agency or instrumentality thereof which mature not later than one year from the date of acquisition thereof; (ii) money market deposit accounts, checking accounts, savings accounts, or certificates of deposit, commercial paper rated not less than A1/P1, or other time deposit accounts which mature not later than one year from the date of acquisition thereof which are issued by a commercial bank, brokerage firm or savings institution organized under the laws of the United States of America or any state thereof; or (iii) other temporary investments not inconsistent with the Trust’s status as a liquidating trust for tax purposes (collectively, “Permitted Investments”). It is hereby acknowledged that the Managing Trustee shall not be required to maximize the investment return on the Trust Assets during the term of this Agreement. The Managing Trustee shall be and hereby is relieved of all liability with respect to the purchasing, holding or selling of Permitted Investments in accordance with the terms hereof. The Managing Trustee is not responsible for any losses to the Trust which may occur, including, without limitation, by reason of bank failure or the amount of the Trust exceeding the Federal Deposit Insurance Corporation limits.

6.2 Specific Powers of the Managing Trustee. Subject to the provisions of Section 6.1, the Managing Trustee shall have the following specific powers in addition to any powers conferred upon it by any other Section or provision of this Agreement or any statutory laws of the State of Delaware; provided, however, that the enumeration of the following powers shall not be considered in any way to limit or control the power of the Managing Trustee to act as specifically authorized by any other Section or provision of this Agreement and to act in such a manner as the Managing Trustee may deem necessary or appropriate to conserve and protect any Trust Assets or to confer on the Beneficiaries the benefits intended to be conferred upon them by this Agreement:

(a) To determine the nature and amount of the consideration to be received with respect to the sale or other disposition of, or the grant of interests in, any Trust Assets.

(b) To collect, liquidate or otherwise convert into cash, or such other property as the Managing Trustee deems appropriate, all property, assets and rights in any Trust Assets, and to pay, discharge and satisfy all other claims, expenses, charges, liabilities, and obligations existing with respect to any Trust Assets, the Trust or the Managing Trustee.

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(c) To elect, appoint, engage, retain or employ any Persons as agents, representatives, employees, or independent contractors (including, without limitation, real estate advisors, investment advisors, accountants, transfer agents, custodians, attorneys-at-law, managers, appraisers, brokers, or otherwise) in one or more capacities, and to pay compensation from the Trust Assets for services in as many capacities as such Person may be so elected, appointed, engaged, retained or employed, to prescribe the titles, powers and duties, terms of service and other terms and conditions of the election, appointment, engagement, retention or employment of such Persons and, except as prohibited by law, to delegate any of the powers and duties of the Managing Trustee to any one or more Trustees, agents, representatives, employers, independent contractors or other Persons.

(d) To retain and set aside such funds out of the Trust as the Managing Trustee shall deem necessary or expedient to pay, or provide for the payment of (i) unpaid claims, expenses, charges, liabilities, and obligations of the Trust or the Company, except to the extent that liabilities for which the Company has previously reserved Cash Reserves are satisfied with funds from said Cash Reserves; (ii) contingencies; and (iii) the expenses of administering the Trust Assets.

(e) To do and perform any and all acts necessary or appropriate for the conservation and protection of the Trust Assets, including acts or things necessary or appropriate to maintain Trust Assets held by the Managing Trustee pending sale or other disposition thereof or distribution thereof to the Beneficiaries.

(f) To hold legal title to property of the Trust in the name of the Trust, or in the name of the Managing Trustee, or of any other Person, without disclosure of the interest of the Trust therein.

(g) To cause any investments of any part of the Trust Assets to be registered and held in the name of any one or more of its names or in the names of a nominee or nominees without increase or decrease of liability with respect thereto.

(h) To institute or defend actions or declaratory judgments or other actions and to take such other action, in the name of the Trust or the Company or as otherwise required, as the Managing Trustee may deem necessary or desirable to enforce any instruments, contracts, agreements, causes of action, claims or rights relating to or forming a part of the Trust Assets.

(i) To determine conclusively from time to time the value of and to revalue the securities and other property of the Trust, in accordance with independent appraisals or other information as it deems necessary or appropriate.

(j) To cancel, terminate, or amend any instruments, contracts, agreements, obligations or causes of action relating to or forming a part of any Trust Assets, and to execute new instruments, contracts, agreements, obligations or causes of action notwithstanding that the terms of any such instruments, contracts, agreements, obligations or causes of action may extend beyond the terms of this Trust, provided that no such new instrument, contract, agreement, obligation or cause of action shall permit the Managing Trustee to engage in any activity prohibited by Section 6.1 of this Agreement.

(k) To vote by proxy or otherwise on behalf of the Beneficiaries and with full power of substitution all shares of stock and all securities held by the Managing Trustee hereunder and to exercise every power, election, discretion, option and subscription right and give every notice, make every demand, and to do every act or thing in respect to any shares of stock or any securities held by the Managing Trustee which the Managing Trustee might or could do if the Managing Trustee was the absolute owner thereof.

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(l) To undertake or join in any merger, plan of reorganization, consolidation, liquidation, dissolution, readjustment or other transaction of any corporation, any of whose shares of stock or other securities, obligations, or properties may at any time constitute a part of any Trust Assets, and to accept the substituted shares of stock, bonds, securities, obligations and properties and to hold the same in trust in accordance with the provisions hereof.

(m) In connection with the sale or other disposition or distribution of any securities held by the Managing Trustee, to comply with the applicable federal and state securities laws, and to enter into agreements relating to the sale or other disposition or distribution thereof.

(n) To authorize transactions between corporations or other entities whose securities, or other interests therein (either in the nature of debt or equity) are held by the Managing Trustee as part of any Trust Assets.

(o) To terminate and dissolve any entities owned by the Trust.

(p) To have a judicial settlement of its account of the Trust at any time to the extent it determines necessary or advisable.

(q) To perform any act authorized, permitted, or required under any instrument, contract, agreement, right, obligation or cause of action relating to or forming a part of any Trust Assets whether in the nature of an approval, consent, demand or notice thereunder or otherwise, unless such act would require the consent of the Beneficiaries in accordance with the express provisions of this Agreement.

ARTICLE VII
RESIDENT TRUSTEE

7.1 Generally. The Resident Trustee shall be a Trustee for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Delaware Statutory Trust Act. The Resident Trustee shall have the power and authority to execute, deliver, acknowledge and file all documents required to maintain the existence of the Trust as required by the Delaware Statutory Trust Act and shall accept service of legal process upon the Trust in the State of Delaware. The Resident Trustee shall provide prompt notice to the Managing Trustee of its performance of any such acts. The Managing Trustee shall reasonably keep the Resident Trustee informed of any action taken by the Managing Trustee with respect to the Trust that may affect the Resident Trustee. The Resident Trustee shall not be entitled to exercise any powers, nor shall the Resident Trustee have any of the duties or liabilities, of the Managing Trustee. The Resident Trustee shall not be liable for the acts or omissions of the Managing Trustee or the Trust. The Resident Trustee shall owe no fiduciary or other duties to the Trust or the Beneficiaries except as expressly provided for in this Article VII. Unless required by the Delaware Court of Chancery, the Resident Trustee shall serve without bond.

The Resident Trustee accepts the trust hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Agreement. The Resident Trustee shall not be personally liable to any Person under any circumstances in connection with any of the transactions contemplated by this Agreement, except that such limitation shall not relieve the Resident Trustee of any personal liability it may have to the Beneficiaries for the Resident Trustee’s own bad faith, willful misconduct or gross negligence. In particular, but not by way of limitation:

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(a) The Resident Trustee shall not be personally liable for any error of judgment made in good faith by any of its officers or employees;

(b) No provision of this Agreement shall require the Resident Trustee to expend or risk its personal funds or otherwise incur any financial liability in the exercise of its rights or powers hereunder;

(c) Under no circumstance shall the Resident Trustee be personally liable for any representation, warranty, covenant, obligation or indebtedness of the Trust or the Managing Trustee; and

(d) The Resident Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof by any Person other than the Resident Trustee.

Except as otherwise expressly required herein, the Resident Trustee shall not have any duty or liability with respect to the administration of the Trust, the investment of the Trust’s Assets or the payment of distributions of income or principal to the Trust’s Beneficiaries, and no implied obligations shall be inferred from this Agreement on the part of the Resident Trustee. The Resident Trustee shall not be liable for the acts or omissions of the Managing Trustee, the Investment Manager, the Managing Owner or any other Person who acts on behalf of the Trust, nor shall the Resident Trustee be liable for any act or omission by it in good faith in accordance with the directions of the Managing Trustee.

The Resident Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. The Resident Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any Person as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter, the Resident Trustee may, for all purposes hereof, rely on a certificate, signed by any director, the president, any vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the relevant party, and such certificate shall constitute full protection to the Resident Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

In the exercise or administration of the Trust hereunder, the Resident Trustee (i) may act directly or through agents or attorneys, and the Resident Trustee shall not be liable for the default or misconduct of such agents or attorneys selected by it in good faith; and (ii) may, at the expense of the Trust, consult with counsel, accountants and other skilled persons, and the Resident Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons selected by it in good faith.

Except as expressly provided in this Article VII, in accepting the Trust hereby created, the Resident Trustee acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against the Resident Trustee by reason of the transactions contemplated by this Agreement shall look only to the Trust’s property for payment or satisfaction thereof.

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7.2 Fees and Indemnity. The Resident Trustee shall be entitled to receive from the Trust as compensation for its services hereunder such fees as have been separately agreed upon with the Trust in a separate agreement, which compensation shall not be limited by any provision of law in regard to compensation of a trustee of an express trust.

The Trust shall (i) reimburse the Resident Trustee for all reasonable expenses incurred by it in connection with the execution and performance of its rights and duties hereunder (including reasonable fees and expenses of counsel and other experts); (ii) indemnify, defend and hold harmless the Resident Trustee (in both its individual and Trustee capacities) and the officers, directors, employees and agents of the Resident Trustee (collectively, including the Resident Trustee in its individual capacity, the “RT Covered Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever, to the extent that such expenses arise out of or are imposed upon or asserted at any time against one or more RT Covered Persons with respect to the Resident Trustee’s performance pursuant to this Agreement, the creation, operation, administration or termination of the Trust, or the transactions contemplated hereby (all such expenses as provided in clauses (i) and (ii) are herein referred to collectively as “RT Expenses”); provided, however, that the Trust shall not be required to indemnify an RT Covered Person for RT Expenses to the extent such RT Expenses result from the bad faith, willful misconduct or gross negligence of such RT Covered Person; and (iii) advance to each RT Covered Person RT Expenses (including reasonable legal fees and expenses) incurred by such RT Covered Person in defending any claim, demand, action, suit or proceeding, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Trust of a written request therefor and of an undertaking by or on behalf of the RT Covered Person to repay such amount if it shall ultimately be determined that the RT Covered Person is not entitled to be indemnified therefor under this Article VII. With respect to reimbursement or indemnity provided hereunder, an RT Covered Person shall have a lien on the Trust’s Assets prior to any rights in such property of the Beneficiaries or any other Person.

7.3 Insurance. The Resident Trustee shall be permitted to obtain and maintain fidelity and liability insurance covering the Resident Trustee personally and insuring against acts of any agents, servants or others retained or employed by the Resident Trustee and to retain insurance agents and brokers in connection therewith, all at the expense of the Trust.

7.4 Miscellaneous. The Resident Trustee shall take such action or refrain from taking such action under this Agreement as it may be directed in writing by the Managing Trustee from time to time; provided, however, that the Resident Trustee shall not be required to take or refrain from taking any such action if it shall have determined, or shall have been advised by counsel, that such performance is likely to incur personal liability for the Resident Trustee or is contrary to the terms of this Agreement or of any document contemplated hereby to which the Trust is a party or is otherwise contrary to law.

To the extent that, at law or in equity, an RT Covered Person has duties (including fiduciary duties) and liabilities relating to the Trust, the Beneficiaries or any other Person, such RT Covered Person acting under this Agreement shall not be liable to the Trust, the Beneficiaries or such other Persons for its good faith reliance on the provisions of this Agreement. To the extent that provisions of this Agreement restrict the duties and liabilities of an RT Covered Person otherwise existing at law or in equity, such provisions are agreed by the parties hereto to replace such other duties and liabilities of such RT Covered Person.

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The Resident Trustee may resign and be discharged of the trust created by this Agreement upon not less than 30 days’ prior written notice to the Managing Trustee. Upon receiving such notice of resignation, the Managing Trustee shall use its best efforts promptly to appoint a substitute or successor Resident Trustee in the manner and meeting the qualifications hereinafter provided by written instrument or instruments delivered to such resigning Resident Trustee and the substitute or successor Resident Trustee. In addition, upon not less than 30 days’ prior written notice to the Resident Trustee, the Managing Trustee may remove the Resident Trustee, with or without cause, and appoint a successor Resident Trustee meeting the qualifications hereinafter provided by written instrument or instruments delivered to the Resident Trustee being removed and to the substitute or successor Resident Trustee. Any resignation or removal of the Resident Trustee and appointment of a substitute or successor Resident Trustee shall become effective only upon acceptance of the appointment by the substitute or successor Resident Trustee. If no substitute or successor Resident Trustee shall have been appointed within 30 days after notice of such resignation or removal has been delivered, the Resident Trustee may apply to a court of competent jurisdiction for the appointment of a successor Resident Trustee. Such court may thereupon, after such notice, if any, as it may deem proper, prescribe and appoint a successor Resident Trustee meeting the qualifications provided for herein.

Any Person into which the Resident Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Resident Trustee shall be a party, or any Person that succeeds to all or substantially all of the corporate trust business of the Resident Trustee, shall be the successor Resident Trustee under this Agreement without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto (except for the filing of an amendment to the Trust’s certificate of trust if required by law), notwithstanding anything to the contrary herein; provided, however, that such successor Resident Trustee shall have its principal place of business in the State of Delaware and otherwise meet the requirements of applicable law.

ARTICLE VIII
CONCERNING THE MANAGING TRUSTEE, BENEFICIARIES, EMPLOYEES AND AGENTS

8.1 Generally. The Managing Trustee accepts and undertakes to discharge the Trust created by this Agreement, upon the terms and conditions thereof on behalf of the Beneficiaries. The Managing Trustee shall exercise such rights and powers vested in it by this Agreement, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Agreement shall be construed to relieve the Managing Trustee from liability for its own willful misconduct, knowingly and intentionally committed in bad faith, except that:

(a) No successor Managing Trustee shall be in any way responsible for the acts or omissions of the Managing Trustee in office prior to the date on which it became a Managing Trustee.

(b) The Managing Trustee shall not be liable for the performance of such duties and obligations as are specifically set forth in this Agreement except for its bad faith or willful misconduct, and no implied covenants or obligations shall be read into this Agreement against the Managing Trustee.

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(c) The Managing Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Managing Trustee and conforming to the requirements of this Agreement.

(d) The Managing Trustee shall not be liable for any act which the Managing Trustee may do or omit to do hereunder, or for any mistake of fact or law, or for any error of judgment, or for the misconduct of any employee, agent, representative or attorney appointed by it, or for anything that it may do or refrain from doing in connection with this Agreement while acting in good faith; unless caused by or arising from gross negligence, willful misconduct, fraud or any other breach of fiduciary duty of the Trustee or any of its employees, agents, representatives or attorneys.

(e) The duties and obligations of the Managing Trustee shall be limited to and determined solely by the express provisions of this Agreement, and no implied duties or obligations shall be read into this Agreement against the Managing Trustee.

8.2 Reliance by the Managing Trustee. Except as otherwise provided in Section 7.1 of this Agreement:

(a) The Managing Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Managing Trustee may consult with legal counsel, auditors or other experts to be selected by it, including firms with which the Managing Trustee may be an Affiliate, and the advice or opinion of such counsel, accountants, auditors or other experts shall be full and complete protection to the Managing Trustee, the employees and the agents of the Managing Trustee in respect of any action taken or omitted or suffered by them in good faith and in reliance on, or in accordance with, such advice or opinion.

(c) Persons dealing with the Managing Trustee shall look only to the Trust Assets to satisfy any liability incurred by the Managing Trustee to such Person in carrying out the terms of this Agreement, and the Managing Trustee shall have no personal obligation to satisfy any such liability.

(d) As far as practicable and except as expressly permitted above, the Managing Trustee shall cause any written instrument creating an obligation of the Trust to include a reference to this Agreement and to provide that neither the Beneficiaries, the Managing Trustee nor their agents shall be liable thereunder and that the other parties to such instrument shall look solely to the Trust Assets for the payment of any claim thereunder or the performance thereof; provided, however, that the omission of such provision from any such instrument shall not render the Beneficiaries, the Managing Trustee, or their agents liable, nor shall the Managing Trustee be liable to anyone for such omission.

8.3 Limitation on Liability to Third Persons. No Beneficiary shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Trust Assets or the affairs of the Trust; and neither the Managing Trustee nor any employee or agent of the Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with any Trust Assets or the affairs of the Trust, except for such Person’s own willful misconduct, knowingly and intentionally committed in bad faith; and all such other Persons shall look solely to any Trust Assets for satisfaction of claims of any nature arising in connection with the affairs of the Trust. The Managing Trustee shall purchase and maintain insurance as it deems reasonably necessary for the protection of all Trust Assets, its Beneficiaries, the Trustee and its employees and agents in such amount as the Managing Trustee shall deem adequate to cover all foreseeable liability to the extent available at reasonable rates.

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8.4 Recitals. Any written instrument creating an obligation of the Trust shall be conclusively taken to have been executed or done by the Managing Trustee, or the employee or agent of this Trust only in its capacity as Managing Trustee under this Agreement or in its capacity as employee or agent of the Trust.

8.5 Indemnification. The Managing Trustee and each of its employees and agents, including the Investment Manager and the Managing Owner (each an “Indemnified Person” and collectively, the “Indemnified Persons”), shall be indemnified out of all Trust Assets against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding by the Indemnified Persons in connection with the defense or disposition of any action, suit or other proceeding by the Trust or any other Person, whether civil or criminal, in which the Indemnified Person may be involved or with which the Indemnified Person may be threatened while in office or thereafter, by reason of its or his being or having been such a Managing Trustee, employee or agent; provided, however, that the Indemnified Person shall not be entitled to such indemnification in respect of any matter as to which the Indemnified Person shall have been adjudicated to have acted in bad faith or with willful malfeasance or in reckless disregard of the Indemnified Person’s duties. The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which the Indemnified Person may be lawfully entitled. The Managing Trustee may make advance payments in connection with indemnification under this Section, provided that the Indemnified Person shall have given a written undertaking to repay any amount advanced to the Indemnified Person and to reimburse the Trust in the event it is subsequently determined in a final adjudication by a court of law that the Indemnified Person is not entitled to such indemnification. The Managing Trustee may purchase such insurance as it believes, in the exercise of its discretion, adequately insures that each Indemnified Person shall be indemnified against any such loss, liability or damage pursuant to this Section. The rights accruing to any Indemnified Person by reason of the foregoing shall not be deemed to exclude any other right to which he may legally be entitled nor shall anything else contained herein restrict the right of the Managing Trustee to indemnify or reimburse such Indemnified Person in any proper case even though not specifically provided for herein, nor shall anything contained herein restrict the right of any such Indemnified Person to contribution under applicable law. As security for the timely and full payment and satisfaction of all of the present and future obligations of the parties to the Managing Trustee under this Agreement, including, without limitation, the indemnity obligations hereunder, whether joint or several, the Trust (and by accepting distributions hereunder, each Beneficiary) hereby grants to the Managing Trustee a continuing security interest in and to any and all of the Trust Assets, whether now existing or hereafter acquired or created, together with the products and proceeds thereof, all payments and other distributions with respect thereto, and any and all investments, renewals, substitutions, modifications and extensions of any and all of the foregoing. The Managing Trustee shall have all of the rights and remedies of a secured party under the Uniform Commercial Code. In addition, in the event the Managing Trustee has not received any payment, indemnity, reimbursement or other amount due it under this Agreement, then, notwithstanding any other term or provision of this Agreement, the Managing Trustee may, in its discretion, set off and apply any of the Trust Assets as is required to pay and satisfy those obligations. Promptly after the receipt by the Managing Trustee of notice of any demand or claim or the commencement of any action, suit or proceeding, the Managing Trustee shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; but the failure by the Managing Trustee to give such notice shall not relieve any party from any liability which such party may have to the Managing Trustee hereunder. Notwithstanding any obligation to make payments and deliveries hereunder, the Managing Trustee may retain and hold for such time as it reasonably deems necessary such amount of the Trust Assets as it shall from time to time, in its sole discretion, reasonably deem sufficient to indemnify itself for any such loss or expense and for any amounts due it hereunder. Except as required by law or as expressly provided herein, the Managing Trustee shall be under no duty to institute any suit, or to take any remedial procedures under this Agreement, or to enter any appearance or in any way defend any suit in which it may be made a defendant hereunder until it shall be indemnified as provided above, except as expressly set forth herein.

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8.6 Rights of Managing Trustees, Employees, Independent Contractors and Agents to Own Trust Shares or Other Property and to Engage in Other Business. Any Managing Trustee, employee, independent contractor or agent, including the Investment Manager, may own, hold and dispose of Trust Shares for its individual account, and may exercise all rights thereof and thereunder to the same extent and in the same manner as if it were not a Managing Trustee, employee, independent contractor or agent. Any Managing Trustee, employee, independent contractor or agent, including the Investment Manager, may, in its personal capacity or in the capacity of trustee, manager, officer, director, shareholder, partner, member, advisor, employee of any Person or otherwise, have business interests and holdings similar to or in addition to those relating to the Trust. Subject to the provisions of Article V hereof, any Managing Trustee, employee, independent contractor or agent of the Trust, including the Investment Manager, may be a trustee, manager, officer, director, shareholder, partner, member, advisor, employee or independent contractor of, or otherwise have a direct or indirect interest in, any Person who may be engaged to render advice or services to the Trust, and may receive compensation from such Person as well as compensation as Trustee, employee, independent contractor or agent, including as Investment Manager, or otherwise hereunder so long as such interest is disclosed to the Managing Trustee. None of these activities in and of themselves shall be deemed to conflict with its duties as Managing Trustee, employee, independent contractor or agent, including as Investment Manager.

ARTICLE IX
PROTECTION OF PERSONS DEALING WITH THE MANAGING TRUSTEE

9.1 Reliance on Statements by the Managing Trustee. Any Person dealing with the Managing Trustee shall be fully protected in relying upon the Managing Trustee’s certificate or instrument signed by the Managing Trustee that it has authority to take any action under this Trust.

ARTICLE X
REIMBURSEMENT TO THE MANAGING TRUSTEE

10.1 Expenses. The Managing Trustee shall be reimbursed from the Trust Assets for all expenses reasonably incurred by it in the performance of its duties in accordance with this Agreement including the reasonable compensation and out-of-pocket expenses of attorneys, accountants, appraisers, consultants and other persons retained by the Managing Trustee or the Manager pursuant to the terms of this Agreement.

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ARTICLE XI
THE MANAGING TRUSTEE AND SUCCESSOR MANAGING TRUSTEE

11.1 Number and Qualification of Managing Trustees. Subject to the provisions of Section 11.3 of this Agreement relating to the period pending the appointment of a successor Managing Trustee, there shall be one Managing Trustee of this Trust, which shall be a citizen and resident of or a corporation or other entity which is incorporated or formed under the laws of a state of the United States. The number of Managing Trustees may be increased or decreased from time to time by the Managing Trustee.

If any corporate Managing Trustee shall change its name, or shall reorganize or reincorporate, or shall merge with or into or consolidate with any other corporation or entity, bank or trust company, such corporate Managing Trustee shall be deemed to be a continuing entity and shall continue to act as a Managing Trustee hereunder with the same liabilities, duties, powers, titles, discretions and privileges as are herein specified for a Managing Trustee.

11.2 Resignation and Removal. Any Managing Trustee may resign and be discharged from the Trust hereby created by giving written notice thereof to any remaining Managing Trustee or Trustees or by giving written notice to the Beneficiaries. Such resignation shall become effective on the day specified in such notice or upon the appointment of such Managing Trustee’s successor and such successor’s acceptance of such appointment, whichever is earlier. Any Managing Trustee may be removed only “for cause,” by Beneficiaries having an aggregate Beneficial Interest of at least a majority of the total Beneficial Interests in the Trust. Removal “for cause” shall mean removal due to the (a) gross negligence or fraud of the Managing Trustee, (b) willful misconduct or willful breach of this Agreement by the Managing Trustee or (c) bankruptcy, insolvency or inability of the Managing Trustee to meet its obligations as the same come due. All obligations of the Managing Trustee hereunder shall cease and terminate on the effective date of its resignation or removal and its sole responsibility thereafter shall be to hold the Trust Assets for a period of thirty (30) calendar days following the effective date of resignation or removal, at which time, if a successor Managing Trustee shall have been appointed and have accepted such appointment in a writing to the Beneficiaries, then upon written notice thereof given by the successor Managing Trustee to the resigning Managing Trustee, the resigning Managing Trustee shall deliver the Trust Assets to the successor Managing Trustee. If a successor Managing Trustee shall not have been appointed within a thirty (30) day period from the predecessor Managing Trustee’s resignation or removal, for any reason whatsoever, the resigning Managing Trustee shall deliver the Trust Assets to a court of competent jurisdiction in the county in which the Trust Assets are there being held and give written notice of the same to the parties hereto.

The resigning Managing Trustee shall be entitled to payment of any unpaid fees (which shall be pro-rated as of the effective date of the resignation or removal) and expenses and to reimbursement by the Beneficiaries out of the Trust Assets for any expenses incurred in connection with the transfer of the Trust Assets pursuant to and in accordance with the provisions of this Section 11.2 of this Agreement.

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11.3 Appointment of Successor. Should at any time a Managing Trustee resign or be removed, unless any remaining Managing Trustees shall decrease the number of Managing Trustees of the Trust pursuant to Section 11.1 hereof, a vacancy shall be deemed to exist and a successor shall be appointed by any remaining Managing Trustees. If there are no remaining Managing Trustees, the Beneficiaries may, pursuant to Article XIII hereof, call a meeting to appoint a successor Managing Trustee by vote of the Beneficiaries holding Trust Shares representing an aggregate of at least a majority of the total Beneficial Interests in the Trust. If such a vacancy is not filled by any remaining Managing Trustees within ninety (90) days, the remaining Managing Trustees must notify the Beneficiaries of their inability to fill such vacancy, and the Beneficiaries may, pursuant to Article XIII hereof, call a meeting to appoint a successor Managing Trustee by Beneficiaries holding Trust Shares representing an aggregate of at least a majority of the total Beneficial Interests in the Trust. Pending the appointment of a successor Managing Trustee, the remaining Managing Trustee or Trustees then serving may take any action in the manner set forth in this Agreement.

11.4 Acceptance of Appointment by Successor Managing Trustee. Any successor Managing Trustee appointed hereunder shall execute an instrument accepting such appointment hereunder. Thereupon such successor Managing Trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts and duties of his or its predecessor in the Trust hereunder with like effect as if originally named therein.

11.5 Bonds. No bond shall be required of the original Managing Trustee hereunder, and no bond shall be required of any successor Managing Trustee hereunder. If a bond is required by law, no surety or security with respect to such bond shall be required unless required by law.

ARTICLE XII
CONCERNING THE BENEFICIARIES

12.1 Evidence of Action by Beneficiaries. Whenever in this Agreement it is provided that the Beneficiaries may take any action (including the making of any demand or request, the giving of any notice, consent, or waiver, the removal of a Trustee, the appointment of a successor Trustee, or the taking of any other action), the fact that at the time of taking any such action such Beneficiaries have joined therein may be evidenced (i) by any instrument or any number of instruments of similar tenor executed by Beneficiaries in person or by agent or attorney appointed in writing, or (ii) by the record of the Beneficiaries voting in favor thereof at any meeting of Beneficiaries duly called and held in accordance with the provisions of Article XIII of this Agreement. Such meeting or writing may take any form permitted under Delaware law.

12.2 Limitation on Suits by Beneficiaries. No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustees upon or under or with respect to any Trust Assets or the agreements relating to or forming part of any Trust Assets, and the Beneficiaries do hereby waive any such right.

12.3 Requirement of Undertaking. The Managing Trustee may request any court to require, and any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Managing Trustee for any action taken or omitted by it as Managing Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section shall not apply to any suit by the Managing Trustee.

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ARTICLE XIII
MEETING OF BENEFICIARIES

13.1 Purpose of Meetings. A meeting of the Beneficiaries may be called at any time and from time to time pursuant to the provisions of this Article for the purposes of taking any action which the terms of this Agreement permit a Beneficiary having a specified aggregate Beneficial Interest to take either acting alone or with the Managing Trustee.

13.2 Meeting Called by the Managing Trustee. The Managing Trustee may at any time call a meeting of the Beneficiaries of the Trust to be held at such time and at such place as the Managing Trustee shall determine. Written notice of every meeting of the Beneficiaries shall be given by the Managing Trustee (except as provided in Section 13.3 of this Agreement), which written notice will set forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, and shall be mailed not more than sixty (60) nor less than fifteen (15) days before such meeting is to be held to all of the Beneficiaries of record not more than fifty (50) days nor less than ten (10) days before the date of such meeting. The notice shall be directed to the Beneficiaries at their respective addresses as they appear in the records of the Trust.

13.3 Meeting Called on Request of Beneficiaries. Within ten (10) days after written request to the Managing Trustee by Beneficiaries holding Trust Shares representing at least a majority of the aggregate Beneficial Interests to call a meeting of all of the Beneficiaries, which written request shall specify in reasonable detail the action proposed to be taken, the Managing Trustee shall proceed under the provisions of Section 13.2 of this Agreement to call a meeting of the Beneficiaries.

13.4 Persons Entitled to Vote at Meeting of Beneficiaries. Each Beneficiary shall be entitled to vote at a meeting of the Beneficiaries of the Trust either in person or by his proxy duly authorized in writing. The vote of each Beneficiary shall be weighted based on the number of Trust Shares held by each Beneficiary determined pursuant to Section 3.1. The signature of the Beneficiary on such written authorization need not be witnessed or notarized.

13.5 Quorum. At any meeting of Beneficiaries, the presence in person or by proxy of Beneficiaries holding Trust Shares representing at least a majority of the aggregate Beneficial Interests shall constitute a quorum; but if less than a quorum be present, Beneficiaries having a majority of the Beneficial Interests so present and so represented may adjourn such meeting with the same effect and for all intents and purposes as though a quorum had been present.

13.6 Adjournment of Meeting. Subject to Section 13.5 hereof, any meeting of Beneficiaries of the Trust may be adjourned from time to time and a meeting may be held at such adjourned time and place without further notice.

13.7 Conduct of Meeting. At each meeting of the Beneficiaries, the Beneficiaries present or represented by proxy may adopt such rules for the conduct of such meeting as they shall deem appropriate, provided that such rules shall not be inconsistent with the provisions of this Agreement.

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ARTICLE XIV
AMENDMENTS

14.1 Consent of Beneficiaries. At the direction or with the consent of Beneficiaries holding Trust Shares representing at least a majority of the aggregate Beneficial Interests, or such greater percentage as shall be specified in this Agreement for the taking of an action by the Beneficiaries under the affected provision of this Agreement, the Managing Trustee shall promptly make and execute a declaration amending this Agreement for the purpose of adding any material provisions to or changing in any material manner or eliminating any of the material provisions of this Agreement or amendments thereto as they apply to the Trust; provided, however, that no such amendment shall permit the Managing Trustee to engage in any activity prohibited by Section 6.1 hereof or affect the Beneficiaries’ rights to receive their pro rata shares of the Trust Assets at the time of distribution; provided further, however, that no consent of the Beneficiaries shall be required with respect to any amendment made solely for the purpose of facilitating the transferability by Beneficiaries of Trust Shares or to comply with applicable laws, including tax laws, so long as such amendment has been approved by the Managing Trustee.

14.2 Effect of Amendment. Upon the execution of any such declaration of amendment by the Managing Trustee, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties, and immunities of the Managing Trustee and the Beneficiaries under this Agreement with respect to the Trust shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modification and amendments, and all the terms and conditions of any such amendment shall be thereby deemed to be part of the terms and conditions of this Agreement for any and all purposes.

14.3 Managing Trustee’s Declining to Execute Documents. If, in the reasonable opinion of the Managing Trustee, any document required to be executed pursuant to the terms of Section 14.2 hereof adversely affects any right, obligation, immunity or indemnity in favor of the Managing Trustee under this Agreement, the Managing Trustee may in its discretion decline to execute such document.

ARTICLE XV
MISCELLANEOUS PROVISIONS

15.1 Filing Documents. This Agreement shall be filed or recorded in such office or offices as the Managing Trustee may determine to be necessary or desirable. A copy of this Agreement and all amendments thereof shall be maintained in the office of the Managing Trustee. The Managing Trustee shall file or record any amendment of this Agreement and any instrument which relates to any change in the office of the Managing Trustee.

15.2 Intention of Parties to Establish Trust. This Agreement is not intended to create and shall not be interpreted as creating a corporation, association, partnership, or joint venture of any kind for purposes of federal income taxation or for any other purpose.

15.3 Beneficiaries Have No Rights or Privileges as Holders of Shares. Except as expressly provided in this Agreement or under applicable law, the Beneficiaries shall have no rights or privileges attributable to their former status as holders of Shares.

15.4 Laws as to Construction. The Trustees, and the Beneficiaries (by their acceptance of any distributions made to them pursuant to this Agreement), consent and agree that this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law principles thereof.

15.5 Severability. In the event any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

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15.6 Notices. Any notice or other communication shall be in writing and shall be deemed to have been sufficiently given, for all purposes, when delivered personally or 48 hours after being sent by a nationally-recognized courier or deposited in the U.S. mail, as certified or registered mail, with postage prepaid.

If to the Managing Trustee:

ICON Capital, LLC

3 Park Avenue, 36th Floor

New York, NY 10016

Attn: General Counsel

If to the Resident Trustee:

NRAI Services, LLC

160 Greentree Drive, Suite 101

Dover, DE 19904

Attn: Tina Lipko

If to the Beneficiary:

The address of such Beneficiary as shown in the records of the Trust.

15.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[The remainder of this page is left intentionally blank.]

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IN WITNESS WHEREOF, the Managing Owner of the Grantor has caused this Agreement to be executed by an authorized officer, and the Trustees hereunder have executed this Agreement, as Trustees and not as individuals, as of the date first set forth herein.

GRANTOR:

ICON ECI FUND SIXTEEN LIQUIDATING TRUST
By: ICON MT 16, LLC, its Managing Owner

By:	/s/ Michael A. Reisner
Michael A. Reisner
Its:	Co-Chief Executive Officer and Co-President

MANAGING TRUSTEE:

ICON CAPITAL, LLC

By:	/s/ Michael A. Reisner
Michael A. Reisner
Its:	Co-Chief Executive Officer and Co-President

RESIDENT TRUSTEE:

NRAI SERVICES, LLC

By:	/s/ Tina Lipko
Tina Lipko
Its:	Vice-President

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EXHIBIT A

BILL OF SALE, ASSIGNMENT, ACCEPTANCE
AND ASSUMPTION AGREEMENT

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